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                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
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                                  FORM 8-K




                               CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



       Date of report (Date of earliest event reported): December 31, 1999



   ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P., a Georgia limited partnership
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           (Exact name of registrant as specified in its charter)


            Georgia                     0-18495               58-1754588
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  (State or other jurisdiction        (Commission           (IRS Employer
of incorporation or organization      File Number)        identification No.)



      12444 Powerscourt Drive, Suite 400
             St. Louis, Missouri                              63131
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   (Address of Principal Executive Offices)                 (Zip Code)


   Registrant's telephone number, including area code:  (314) 965-0555
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Item 2.      Acquisition or Disposition of Assets.

             As previously announced, Enstar Income/Growth Program Six-B, L.P. entered into an Asset Purchase Agreement, dated as of November 6, 1998, and amended as of March 30, 1999, pursuant to which it agreed to sell all of its cable television systems to two of its affiliates, Falcon Cablevision, a California limited partnership, and Falcon Telecable, a California limited partnership, for an aggregate of $10,473,200 plus the amount of any capital expenditures incurred by Enstar Six-B between November 6, 1998 and the closing date of the sale in connection with line extensions and/or rebuilds of Enstar Six-B's cable television systems. On June 28, 1999, Enstar Six-B concluded a consent solicitation in which the holders of 65.37% of the outstanding units voted to approve the sale and subsequent liquidation of Enstar Six-B. As of the close of business on December 31, 1999, Enstar Six-B completed the sale of all of its cable television systems to Falcon Cablevision and Falcon Telecable for an aggregate cash purchase price of $12,917,960.

             Enstar Six-B intends to make a liquidating distribution to its partners and, after providing for the payment of its existing obligations, cause the partnership to dissolve, terminate and be liquidated. In accordance with Enstar Six-B's partnership agreement, the general partners will receive 1.0% of the liquidating distribution. Enstar Six-B expects to make liquidating distribution payments to its limited partners in approximately four to six weeks. After repayment of Enstar Six-B's obligations and based on current circumstances, Enstar Six-B estimates that liquidating distributions to unitholders would total approximately $235 per unit, less applicable taxes, if any.

                                 SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     ENSTAR INCOME/GROWTH PROGRAM SIX-B, L.P.,
                                          a Georgia limited partnership

                                     By:  Enstar Communications Corporation,
                                           General Partner

Date: January 13, 2000               By:  /s/ KENT D. KALKWARF
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                                          Kent D. Kalkwarf
                                          Senior Vice President and
                                          Chief Financial Officer